                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                            www.travelers.com
NYSE: TRV

Travelers Reports Excellent First Quarter Results, Including Strong Earnings and Premium Growth

First Quarter 2022 Net Income per Diluted Share of $4.15, up 45%, and Return on Equity of 15.0%

First Quarter 2022 Core Income per Diluted Share of $4.22, up 55%, and Core Return on Equity of 15.5%

Board of Directors Declares 6% Increase in Regular Quarterly Cash Dividend to $0.93 per Share

•First quarter net income of $1.018 billion and core income of $1.037 billion.
•Consolidated combined ratio of 91.3% and underlying combined ratio of 91.2%.
•Record net written premiums of $8.367 billion, up 11% compared to the prior year quarter.
•Net written premium growth in all three segments compared to the prior year quarter; Business Insurance up 9%, Bond & Specialty Insurance up 22% and Personal Insurance up 12%.
•Total capital returned to shareholders of $773 million, including $559 million of share repurchases.
•Book value per share of $106.40, down 5% from March 31, 2021; adjusted book value per share of $112.19, up 11% from March 31, 2021.

New York, April 19, 2022 — The Travelers Companies, Inc. today reported net income of $1.018 billion, or $4.15 per diluted share, for the quarter ended March 31, 2022, compared to $733 million, or $2.87 per diluted share, in the prior year quarter. Core income in the current quarter was $1.037 billion, or $4.22 per diluted share, compared to $699 million, or $2.73 per diluted share, in the prior year quarter. Core income increased primarily due to lower catastrophe losses, partially offset by lower net favorable prior year reserve development and lower net investment income. Net realized investment losses in the current quarter were $23 million pre-tax ($19 million after-tax), compared to net realized investment gains of $44 million pre-tax ($34 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended March 31,
	2022	2021	Change
Net written premiums	$8,367	$7,505	11%

Total revenues	$8,809	$8,313	6
Net income	$1,018	$733	39
per diluted share	$4.15	$2.87	45
Core income	$1,037	$699	48
per diluted share	$4.22	$2.73	55
Diluted weighted average shares outstanding	243.7	254.1	(4)
Combined ratio	91.3%	96.6%	(5.3)	pts
Underlying combined ratio	91.2%	89.5%	1.7	pts
Return on equity	15.0%	10.2%	4.8	pts
Core return on equity	15.5%	11.1%	4.4	pts

	As of			Change From
	March 31, 2022	December 31, 2021	March 31, 2021	December 31, 2021	March 31, 2021
Book value per share	$106.40	$119.77	$112.42	(11)%	(5)%
Adjusted book value per share	112.19	109.76	101.21	2%	11%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are off to a terrific start in 2022, with strong contributions to our results from both underwriting and investments,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Core income for the quarter was $1.0 billion, or $4.22 per diluted share, generating core return on equity of 15.5%. These results were driven by net earned premiums of $8.0 billion, which were 9% higher than in the prior year period, and an excellent combined ratio of 91.3%. Underlying underwriting income in our commercial business segments was particularly strong. Our high-quality investment portfolio generated after-tax net investment income of $539 million.

“These results, along with our strong balance sheet, enabled us to return $773 million of excess capital to our shareholders this quarter, including nearly $560 million of share repurchases. In recognition of our strong financial position and confidence in the outlook for our business, I am pleased to share that our Board of Directors declared a 6% increase in our quarterly cash dividend to $0.93 per share, marking 18 consecutive years of dividend increases with a compound annual growth rate of 9% over that period.

“Our best-in-class marketplace execution produced 11% growth in net written premiums this quarter to a record $8.4 billion, with each of our three segments contributing. In Business Insurance, net written premiums grew by 9%, with renewal premium change of 9.1%, near all-time highs, and record retention of 87%. In addition, new business was up 17% year over year. In Bond & Specialty Insurance, net written premiums increased by 22%, driven by renewal premium change of 12.0%, continued strong retention and 12% growth in new business in our management liability business, as well as terrific production in our surety business. In Personal Insurance, renewal premium change was higher in both Auto and Homeowners, contributing to net written premium growth of 12%.

“The significant innovation and technology investments we have been making for some time are driving our performance today and transforming Travelers into the insurance company of the future. We are innovating on top of a foundation of excellence to ensure our continued success through competitive advantages that are relevant, differentiating and difficult to replicate. With that and our talent advantage, we are confident in our ability to continue to create shareholder value over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change
Underwriting gain:	$659		$217		$442
Underwriting gain includes:
Net favorable prior year reserve development	153		317		(164)
Catastrophes, net of reinsurance	(160)		(835)		675
Net investment income	637		701		(64)
Other income (expense), including interest expense	(91)		(71)		(20)
Core income before income taxes	1,205		847		358
Income tax expense	168		148		20
Core income	1,037		699		338
Net realized investment gains (losses) after income taxes	(19)		34		(53)
Net income	$1,018		$733		$285

Combined ratio	91.3%		96.6%		(5.3)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.9)	pts	(4.2)	pts	2.3	pts
Catastrophes, net of reinsurance	2.0	pts	11.3	pts	(9.3)	pts
Underlying combined ratio	91.2%		89.5%		1.7	pts

Net written premiums
Business Insurance	$4,502		$4,125		9%
Bond & Specialty Insurance	882		723		22
Personal Insurance	2,983		2,657		12
Total	$8,367		$7,505		11%

First Quarter 2022 Results
(All comparisons vs. first quarter 2021, unless noted otherwise)

Net income of $1.018 billion increased $285 million, due to higher core income, partially offset by net realized investment losses compared to net realized investment gains in the prior year quarter. Core income of $1.037 billion increased $338 million, primarily due to lower catastrophe losses, partially offset by lower net favorable prior year reserve development and lower net investment income. The underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) benefited from higher business volumes and a $47 million benefit relating to the resolution of prior year income tax matters. Net realized investment losses were $23 million pre-tax ($19 million after-tax), compared to net realized investment gains of $44 million pre-tax ($34 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 91.3% improved 5.3 points due to lower catastrophe losses (9.3 points), partially offset by lower net favorable prior year reserve development (2.3 points) and a higher underlying combined ratio (1.7 points).

•The underlying combined ratio of 91.2% increased 1.7 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all three segments. See below for further details by segment. Catastrophe losses primarily resulted from wind storms in multiple states.

Net investment income of $637 million pre-tax ($539 million after-tax) decreased 9%. Income from the non-fixed income investment portfolio decreased from the prior year quarter, primarily due to lower private equity partnership returns as compared to very strong returns in the prior year quarter. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets. Income from the fixed income investment portfolio increased over the prior year quarter, primarily due to growth in fixed maturity investments, partially offset by lower interest rates.

Net written premiums of $8.367 billion increased 11%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $25.531 billion decreased 12% from year-end 2021, primarily due to net unrealized investment losses compared to net unrealized investment gains at year-end 2021, resulting from higher interest rates, common share repurchases and dividends to shareholders, partially offset by net income of $1.018 billion. Net unrealized investment losses included in shareholders’ equity were $1.770 billion pre-tax ($1.391 billion after-tax) compared to net unrealized investment gains of $3.060 billion pre-tax ($2.415 billion after-tax) at year-end 2021. Book value per share of $106.40 decreased 5% from March 31, 2021 and decreased 11% from year-end 2021. Adjusted book value per share of $112.19, which excludes net unrealized investment gains (losses), increased 11% over March 31, 2021 and 2% over year-end 2021.

The Company repurchased 3.3 million shares during the first quarter at an average price of $172.07 per share for a total of $559 million. At March 31, 2022, the Company had $3.505 billion of capacity remaining under its share repurchase authorization approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $24.168 billion, and the ratio of debt-to-capital was 22.2%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 21.3%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a 6% increase in the regular quarterly dividend to $0.93 per share. The dividend is payable on June 30, 2022 to shareholders of record at the close of business on June 10, 2022.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change
Underwriting gain (loss):	$358		$(144)		$502
Underwriting gain (loss) includes:
Net favorable prior year reserve development	113		134		(21)
Catastrophes, net of reinsurance	(79)		(506)		427
Net investment income	468		523		(55)
Other income (expense)	(17)		(7)		(10)
Segment income before income taxes	809		372		437
Income tax expense	140		55		85
Segment income	$669		$317		$352

Combined ratio	90.9%		103.5%		(12.6)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.8)	pts	(3.5)	pts	0.7	pts
Catastrophes, net of reinsurance	1.9	pts	13.3	pts	(11.4)	pts
Underlying combined ratio	91.8%		93.7%		(1.9)	pts

Net written premiums by market
Domestic
Select Accounts	$819		$729		12%
Middle Market	2,616		2,384		10
National Accounts	303		290		4
National Property and Other	497		445		12
Total Domestic	4,235		3,848		10
International	267		277		(4)
Total	$4,502		$4,125		9%

First Quarter 2022 Results
(All comparisons vs. first quarter 2021, unless noted otherwise)

Segment income for Business Insurance was $669 million after-tax, an increase of $352 million. Segment income increased primarily due to lower catastrophe losses and also a higher underlying underwriting gain, partially offset by lower net investment income and lower net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 90.9% improved 12.6 points due to lower catastrophe losses (11.4 points) and a lower underlying combined ratio (1.9 points), partially offset by lower net favorable prior year reserve development (0.7 points).

•The underlying combined ratio of 91.8% improved 1.9 points, reflecting improvements of 0.8 points in the loss ratio and 1.1 points in the expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' workers' compensation product line for multiple accident years. Net prior year reserve development also included an increase in environmental reserves.

Net written premiums of $4.502 billion increased 9%, reflecting strong renewal premium change and retention, as well as higher levels of new business.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change
Underwriting gain:	$177		$107		$70
Underwriting gain includes:
Net favorable prior year reserve development	35		15		20
Catastrophes, net of reinsurance	(1)		(24)		23
Net investment income	59		59		—
Other income	3		3		—
Segment income before income taxes	239		169		70
Income tax expense	22		32		(10)
Segment income	$217		$137		$80

Combined ratio	78.0%		85.2%		(7.2)	pts
Impact on combined ratio
Net favorable prior year reserve development	(4.3)	pts	(2.1)	pts	(2.2)	pts
Catastrophes, net of reinsurance	0.1	pts	3.1	pts	(3.0)	pts
Underlying combined ratio	82.2%		84.2%		(2.0)	pts

Net written premiums
Domestic
Management Liability	$505		$444		14%
Surety	257		200		29
Total Domestic	762		644		18
International	120		79		52
Total	$882		$723		22%

First Quarter 2022 Results
(All comparisons vs. first quarter 2021, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $217 million after-tax, an increase of $80 million. Segment income increased primarily due to a higher underlying underwriting gain, lower catastrophe losses and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes. The current quarter also benefited by $24 million relating to the resolution of prior year income tax matters.
Combined ratio:

•The combined ratio of 78.0% improved 7.2 points due to lower catastrophe losses (3.0 points), higher net favorable prior year reserve development (2.2 points) and a lower underlying combined ratio (2.0 points).

•The underlying combined ratio improved by 2.0 points to a very strong 82.2%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations' fidelity and surety product lines for recent accident years, partially offset by higher than expected loss experience in the domestic operations' general liability product line for management liability coverages for multiple accident years.

Net written premiums of $882 million increased 22%, reflecting strong renewal premium change, retention and new business in management liability and strong production in surety.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2022		2021		Change
Underwriting gain:	$124		$254		$(130)
Underwriting gain includes:
Net favorable prior year reserve development	5		168		(163)
Catastrophes, net of reinsurance	(80)		(305)		225
Net investment income	110		119		(9)
Other income	18		21		(3)
Segment income before income taxes	252		394		(142)
Income tax expense	27		80		(53)
Segment income	$225		$314		$(89)

Combined ratio	95.3%		90.3%		5.0	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.1)	pts	(5.9)	pts	5.8	pts
Catastrophes, net of reinsurance	2.6	pts	10.8	pts	(8.2)	pts
Underlying combined ratio	92.8%		85.4%		7.4	pts

Net written premiums
Domestic
Automobile	$1,496		$1,375		9%
Homeowners and Other	1,344		1,144		17
Total Domestic	2,840		2,519		13
International	143		138		4
Total	$2,983		$2,657		12%

First Quarter 2022 Results
(All comparisons vs. first quarter 2021, unless noted otherwise)

Segment income for Personal Insurance was $225 million after-tax, a decrease of $89 million. Segment income decreased primarily due to a lower underlying underwriting gain and lower net favorable prior year reserve development, partially offset by lower catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The current quarter also benefited by $20 million relating to the resolution of prior year income tax matters.

Combined ratio:

•The combined ratio of 95.3% increased 5.0 points due to a higher underlying combined ratio (7.4 points) and lower net favorable prior year reserve development (5.8 points), partially offset by lower catastrophe losses (8.2 points).

•The underlying combined ratio of 92.8% increased 7.4 points, driven primarily by a comparison to a low level of loss activity in the prior year quarter in the automobile product line and elevated severity in the current quarter in both the automobile and homeowners and other product lines, partially offset by a lower expense ratio.

•Net favorable prior year reserve development was not significant in the quarter.

Net written premiums of $2.983 billion increased 12%. Domestic Automobile net written premiums increased 9%, driven by strong retention and renewal premium change of 3.1%. Domestic Homeowners and Other net written premiums increased 17%, driven by strong retention and renewal premium change of 12.3%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, April 19, 2022. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 1.800.585.8367 within the United States or 1.416.621.4642 outside the United States. All callers should use conference ID 1450817.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $35 billion in 2021. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of COVID-19 and related economic conditions;
•the impact of legislative or regulatory actions or court decisions taken in response to COVID-19 or otherwise;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates and inflation;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the ongoing impact of COVID-19 and related risks, including with respect to revenues, claims and claim adjustment expenses, general and administrative expenses, investments, inflation, adverse legislative and/or regulatory action, operational disruptions and heightened cyber security risks;
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.

Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 19, 2022, and in our most recent annual report on Form 10-K filed with the SEC on February 17, 2022, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended March 31,
($ in millions, after-tax)	2022	2021
Net income	$1,018	$733
Adjustments:
Net realized investment (gains) losses	19	(34)
Core income	$1,037	$699

	Three Months Ended March 31,
($ in millions, pre-tax)	2022	2021
Net income	$1,182	$891
Adjustments:
Net realized investment (gains) losses	23	(44)
Core income	$1,205	$847

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2021	2020	2019	2018	2017	2005 - 2016
Net income	$3,662	$2,697	$2,622	$2,523	$2,056	$3,159
Less: Loss from discontinued operations	—	—	—	—	—	(37)
Income from continuing operations	3,662	2,697	2,622	2,523	2,056	3,196
Adjustments:
Net realized investment (gains) losses	(132)	(11)	(85)	(93)	(142)	(29)
Impact of changes in tax laws and/or tax rates (1) (2)	(8)	—	—	—	129	—
Core income	3,522	2,686	2,537	2,430	2,043	3,167
Less: Preferred dividends	—	—	—	—	—	2
Core income, less preferred dividends	$3,522	$2,686	$2,537	$2,430	$2,043	$3,165
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended March 31,
	2022	2021
Basic income per share
Net income	$4.20	$2.89
Adjustments:
Net realized investment (gains) losses, after-tax	0.07	(0.14)
Core income	$4.27	$2.75
Diluted income per share
Net income	$4.15	$2.87
Adjustments:
Net realized investment (gains) losses, after-tax	0.07	(0.14)
Core income	$4.22	$2.73

Reconciliation of Segment Income to Total Core Income

	Three Months Ended March 31,
($ in millions, after-tax)	2022	2021
Business Insurance	$669	$317
Bond & Specialty Insurance	217	137
Personal Insurance	225	314
Total segment income	1,111	768
Interest Expense and Other	(74)	(69)
Total core income	$1,037	$699

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2022	2021
Shareholders’ equity	$25,531	$28,269
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	1,391	(2,817)
Net realized investment (gains) losses, net of tax	19	(34)
Adjusted shareholders’ equity	$26,941	$25,418

	As of December 31,					Average Annual
($ in millions)	2021	2020	2019	2018	2017	2005 - 2016
Shareholders’ equity	$28,887	$29,201	$25,943	$22,894	$23,731	$24,883
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(2,415)	(4,074)	(2,246)	113	(1,112)	(1,354)
Net realized investment (gains) losses, net of tax	(132)	(11)	(85)	(93)	(142)	(29)
Impact of changes in tax laws and/or tax rates (1) (2)	(8)	—	—	—	287	—
Preferred stock	—	—	—	—	—	(53)
Loss from discontinued operations	—	—	—	—	—	37
Adjusted shareholders’ equity	$26,332	$25,116	$23,612	$22,914	$22,764	$23,484
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended March 31,
($ in millions, after-tax)	2022	2021
Annualized net income	$4,073	$2,934
Average shareholders’ equity	27,209	28,735
Return on equity	15.0%	10.2%
Annualized core income	$4,148	$2,796
Adjusted average shareholders’ equity	26,706	25,272
Core return on equity	15.5%	11.1%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2021	2020	2019	2018	2017	2005 - 2016
Net income, less preferred dividends	$3,662	$2,697	$2,622	$2,523	$2,056	$3,157
Average shareholders' equity	28,735	26,892	24,922	22,843	23,671	24,913
Return on equity	12.7%	10.0%	10.5%	11.0%	8.7%	12.7%
Core income, less preferred dividends	$3,522	$2,686	$2,537	$2,430	$2,043	$3,165
Adjusted average shareholders’ equity	25,718	23,790	23,335	22,814	22,743	23,505
Core return on equity	13.7%	11.3%	10.9%	10.7%	9.0%	13.5%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin or underlying underwriting income.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2022 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended March 31,
($ in millions, after-tax, except as noted)	2022	2021
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$666	$735
Pre-tax impact of catastrophes	(160)	(835)
Pre-tax impact of net favorable prior year loss reserve development	153	317
Pre-tax underwriting gain	659	217
Income tax expense on underwriting results	84	51
Underwriting gain	575	166
Net investment income	539	590
Other income (expense), including interest expense	(77)	(57)
Core income	1,037	699
Net realized investment gains (losses)	(19)	34
Net income	$1,018	$733

Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended March 31,
($ in millions, after-tax)	2022	2021
Net income	$1,018	$733
Net realized investment (gains) losses	19	(34)
Core income	1,037	699
Net investment income	(539)	(590)
Other (income) expense, including interest expense	77	57
Underwriting income	575	166
Impact of net favorable prior year reserve development	(122)	(249)
Impact of catastrophes	127	659
Underlying underwriting income	$580	$576

	Twelve Months Ended December 31,
($ in millions, after-tax)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Net income	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426
Net realized investment gains	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)
Impact of changes in tax laws and/or tax rates (1) (2)	(8)	—	—	—	129	—	—	—	—	—	—
Core income	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390
Net investment income	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)	(2,330)
Other (income) expense, including interest expense	235	232	214	248	179	78	193	159	61	171	195
Underwriting income (loss)	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296	(745)
Impact of net (favorable) unfavorable prior year reserve development	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)	(473)
Impact of catastrophes	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214	1,669
Underlying underwriting income	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888	$451
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended March 31,
($ in millions, pre-tax)	2022	2021
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,039	$4,970
Less:
Policyholder dividends	11	11
Allocated fee income	35	38
Loss ratio numerator	$4,993	$4,921
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,310	$1,207
General and administrative expenses (G&A)	1,191	1,163
Less:
Non-insurance G&A	82	70
Allocated fee income	68	63
Billing and policy fees and other	27	27
Expense ratio numerator	$2,324	$2,210
Earned premium	$8,014	$7,386
Combined ratio (1)
Loss and loss adjustment expense ratio	62.3%	66.7%
Underwriting expense ratio	29.0%	29.9%
Combined ratio	91.3%	96.6%
Impact on combined ratio:
Net favorable prior year reserve development	(1.9)%	(4.2)%
Catastrophes, net of reinsurance	2.0%	11.3%
Underlying combined ratio	91.2%	89.5%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Shareholders’ equity	$25,531	$28,887	$28,269
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(1,391)	2,415	2,817
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	26,922	26,472	25,452
Less:
Goodwill	4,001	4,008	4,017
Other intangible assets	301	306	318
Impact of deferred tax on other intangible assets	(64)	(66)	(63)
Tangible shareholders’ equity	$22,684	$22,224	$21,180
Common shares outstanding	240.0	241.2	251.5
Book value per share	$106.40	$119.77	$112.42
Adjusted book value per share	112.19	109.76	101.21
Tangible book value per share	94.53	92.15	84.23

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	March 31, 2022	December 31, 2021
Debt	$7,291	$7,290
Shareholders’ equity	25,531	28,887
Total capitalization	32,822	36,177
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(1,391)	2,415
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$34,213	$33,762
Debt-to-capital ratio	22.2%	20.2%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	21.3%	21.6%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	Three Months Ended March 31,
($ in millions, pre-tax)	2022	2021
Invested assets	$83,664	$83,887
Less: Net unrealized investment gains (losses), pre-tax	(1,770)	3,579
Invested assets excluding net unrealized investment gains (losses)	$85,434	$80,308

	As of December 31,
($ in millions, pre-tax)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Invested assets	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838	$72,701
Less: Net unrealized investment gains (losses), pre-tax	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761	4,399
Invested assets excluding net unrealized investment gains (losses)	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077	$68,302

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 17, 2022, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825